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                                                                      EXHIBIT 12

                             TYCO INTERNATIONAL LTD.
                Computation of Ratio of Earnings to Fixed Charges
                                 (In thousands)
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                                   Three
                                   Months
                                   Ended
                                 September                        Year Ended June 30,
                                     30,   ---------------------------------------------------------------
                                    1996          1996        1995         1994         1993      1992 (3)
                                ------------      ----        ----         ----         ----      --------
Earnings:

Net income before
    extraordinary item
    and cumulative effect
    of accounting changes        $ 83,050       $310,147    $216,593     $189,191     $94,458      $95,266

Income taxes                       55,830        213,750     168,285      138,999      84,837       45,884


                                 --------       --------    --------     --------    --------     --------
                                  138,880        523,897     384,878      328,190     179,295      141,150
                                 --------       --------    --------     --------    --------     --------

Fixed charges:

Interest expense (1)               26,332         58,867      63,385       62,431      85,785       63,261

Rentals (2)                         7,489         28,529      23,767       19,932      21,021       15,856


                                 --------       --------    --------     --------    --------     --------
                                   33,821         87,396      87,152       82,363     106,806       79,117
                                 --------       --------    --------     --------    --------     --------

Earnings before income
   taxes and fixed charges       $172,701       $611,293    $472,030     $410,553    $286,101     $220,267
                                 --------       --------    --------     --------    --------     --------
                                 --------       --------    --------     --------    --------     --------

Ratio of earnings to fixed
   charges                           5.11           6.99        5.42         4.98        2.68         2.78
                                 --------       --------    --------     --------    --------     --------
                                 --------       --------    --------     --------    --------     --------


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(1) Interest expense consists of interest on indebtedness and amortization of debt expense.

(2) One-third of net rental expense is deemed representative of the interest factor.

(3) The merger of the Company with Kendall International, Inc. ("Kendall Inc.") on October 19, 1994 (the "Merger") has been accounted for using the pooling of interests basis of accounting. As such, the ratio of earnings to fixed charges for the years ended June 30, 1995, 1994 and 1993 include the effect of the Merger. Kendall Inc. undertook a financial restructuring as of June 30, 1992. As of that date, a new reporting entity was created with no retained earnings or accumulated deficit. Accordingly, the ratio of earnings to fixed charges for all periods prior to and including June 30, 1992 represents the Company's historical ratio.